Filed with the Securities and Exchange Commission on October 11, 2001
                                                  Registration No.  333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                -----------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        INSPIRE INSURANCE SOLUTIONS, INC.
             (Exact name of Registrant as specified in its charter)


     Texas                     300 Burnett Street                75-2595937
(State or other           Fort Worth, Texas 76102-2799        (I.R.S. Employer
jurisdiction of                 (817) 348-3900               Identification No.)
incorporation or            (Address, including zip
organization)              code, and telephone number,
                             including area code, of
                             Registrant's principal
                               executive offices)
                            ------------------------
                                John F. Pergande
                      Chairman and Chief Executive Officer
                        INSpire Insurance Solutions, Inc.
                               300 Burnett Street
                          Fort Worth, Texas 76102-2799
                                 (817) 348-3900
                     (Name, address, including zip code and
               telephone number, including area code, of agent for
                                    service)
                              --------------------
                                   Copies to:
                             L. Steven Leshin, Esq.
                              W. Alan Kailer, Esq.
                 Jenkens & Gilchrist, a Professional Corporation
                          1445 Ross Avenue, Suite 3200
                               Dallas, Texas 75202
                                 (214) 855-4500
                              ---------------------

         Approximate Date Of Commencement Of Proposed Sale To The Public: As soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                              CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                    Proposed Maximum       Proposed Maximum
     Title of Securities         Amount Being        Offering Price       Aggregate Offering          Amount of
      Being Registered          Registered (1)       Per Share (1)               Price            Registration Fee
----------------------------------------------------------------------------------------------------------------------

Common Stock, $0.01 par value     15,000,000             $0.40                $6,000,000               $1,500
======================================================================================================================

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices reported on the Nasdaq-National Market on October 3, 2001

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS
                        INSPIRE INSURANCE SOLUTIONS, INC.
                        __________ SHARES OF COMMON STOCK
                  ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

         INSpire Insurance Solutions, Inc. is distributing non-transferable subscription rights to purchase shares of common stock in this rights offering to persons who owned shares of our common stock on __________, 2001.

                                                                Proceeds to
                             Subscription Exercise           INSpire Insurance
                                     Price                    Solutions, Inc.(1)
                           -----------------------------------------------------
Per Share..................
Total......................
(1)   Before deducting expenses payable by us, estimated to be $_____________.

         THE EXERCISE OF THE SUBSCRIPTION RIGHTS INVOLVES SUBSTANTIAL RISK. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS," BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

         You will receive _____ subscription right for each share of common stock that you owned on __________, 2001. You will not receive any fractional rights, instead the number of subscription rights you receive will be rounded up to the next largest whole number. Each whole subscription right entitles you to purchase one share of common stock at the purchase price of $_____ per share. If you exercise all of your subscription rights, you may also have the opportunity to purchase additional shares at the same purchase price. Concurrently with this offering, we are soliciting our shareholders to approve the rights offering and a one-for-ten reverse stock split. If the rights offering and reverse stock split are approved, the rights offering will be completed and we may, in the sole discretion of our board of directors, complete the reverse stock split sometime thereafter. If the rights offering is not approved by shareholders, it will not be completed.

         The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., Eastern Standard Time, on __________, 2001 (the "Expiration Date"). If you want to participate in the rights offering, we recommend that you submit your subscription documents to the subscription agent before that deadline or to your broker or bank at least 10 days before that deadline. Please see page 17 for further instructions on submitting subscriptions. All subscriptions will be held in escrow by our subscription agent, Mellon Investor Services, through the expiration date of the rights offering. We reserve the right to cancel the rights offering at any time before the expiration. There is no minimum number of shares that we must sell in order to complete the rights offering. Shareholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other shareholders participate in the rights offering.

         The subscription rights may not be sold or transferred. The subscription rights will not be listed for trading on Nasdaq or any stock exchange.

         Buena Venture Associates, L.P., has stated its intention to fully exercise its basic subscription rights, thereby purchasing __________ shares. Additionally, Buena Venture Associates, L.P. has indicated its intention to purchase any additional shares that are not subscribed for by other shareholders in the rights offering, to the extent such shares are available. Buena Venture Associates, L.P., is, however, not obligated to exercise its basic subscription rights or to purchase any additional shares that are not subscribed for by other shareholders and may decide not to do so.

         Shares of the our common stock are quoted on the Nasdaq National Market under the symbol "NSPR." The last sale price of our common stock on __________, 2001 was $__________.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

              The date of this prospectus is _______________, 2001


                                TABLE OF CONTENTS


                                                                                                                PAGE

PROSPECTUS SUMMARY................................................................................................1
   QUESTIONS AND ANSWERS ABOUT INSPIRE INSURANCE SOLUTIONS, INC...................................................1
   QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING................................................................1
RISK FACTORS......................................................................................................6
   Risks associated with the offering of subscription rights......................................................6
   Risks associated with the Reverse Stock Split..................................................................6
   Risk factors relating to INSpire Insurance Solutions...........................................................7
ABOUT THE RIGHTS OFFERING........................................................................................11
   Reasons for the Rights Offering...............................................................................12
   The Subscription Rights.......................................................................................12
   Basic Subscription Privilege..................................................................................12
   Over-Subscription Privilege...................................................................................12
   No Recommendations............................................................................................13
   Expiration Date...............................................................................................13
   Cancellation Right............................................................................................13
   Non-transferability of subscription rights....................................................................13
   Exercise Of Subscription Rights...............................................................................13
   Method of Payment.............................................................................................14
   Guaranteed Delivery Procedures................................................................................14
   Signature Guarantees..........................................................................................14
   Shares Held for Others........................................................................................15
   Ambiguities in Exercise of Subscription Rights................................................................15
   Regulatory Limitation.........................................................................................15
   Our Decision Binding..........................................................................................15
   No Revocation.................................................................................................16
   Rights of Subscribers.........................................................................................16
   Shares of Common Stock outstanding after the rights offering..................................................16
   Capitalization Table..........................................................................................16
   Fees And Expenses.............................................................................................17
   Subscription Agent............................................................................................17
   Information Agent.............................................................................................17
IF YOU HAVE QUESTIONS............................................................................................17
DESCRIPTION OF COMMON STOCK......................................................................................18
USE OF PROCEEDS..................................................................................................18
DETERMINATION OF OFFERING PRICE..................................................................................18
PLAN OF DISTRIBUTION.............................................................................................18
FEDERAL INCOME TAX CONSIDERATIONS................................................................................18
STATE AND FOREIGN SECURITIES LAWS................................................................................20
RECENT DEVELOPMENTS..............................................................................................20
ABOUT INSPIRE INSURANCE SOLUTIONS................................................................................22
LEGAL MATTERS....................................................................................................26
EXPERTS..........................................................................................................26
IF YOU WOULD LIKE MORE INFORMATION...............................................................................27


                               PROSPECTUS SUMMARY

         This section answers in summary form some questions you may have about INSpire Insurance Solutions, Inc. and this rights offering. The information in this section is a summary and therefore does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents listed under "If You Would Like More Information."

QUESTIONS AND ANSWERS ABOUT INSPIRE INSURANCE SOLUTIONS, INC.

What is INSpire Insurance Solutions, Inc.?

         We were established in April 1995 as a Texas corporation and are a provider of policy and claims administration outsourcing solutions to the property and casualty insurance industry. We also provide software and software services to the property and casualty insurance industry.

Where are we located?

        Our principal executive office is located at:

                  INSpire Insurance Solutions, Inc.
                  300 Burnett Street
                  Fort Worth, Texas 76102-2799
                  (817) 348-3900

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What is a rights offering?

         A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount at least proportional to your existing interest, which enables you to maintain and possibly increase your current percentage ownership.

What is a subscription right?

         We are distributing to you, at no charge, _____ subscription right[s] for every share of our common stock that you owned as a holder of record on __________, 2001. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive up to the next largest whole number. Each whole subscription right entitles you to purchase one share of our common stock for $_____. When you "exercise" a subscription right, that means that you choose to purchase the number of shares of common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give away, transfer or sell your subscription rights. Only you may exercise your subscription rights. See "About the Rights Offering-The Subscription Rights."

What is the basic subscription privilege?

         The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at a subscription price of $_____. See "About the Rights Offering-Basic Subscription Privilege."

What is the over-subscription privilege?

         We do not expect that all of our shareholders will exercise all of their basic subscription privileges. By extending over-subscription privileges to our shareholders, we are providing for the purchase of those shares that are not purchased through exercise of basic subscription privileges. The over-subscription privilege of each subscription right entitles you, if and when you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock at a subscription price of $_____ per share. See "About the Rights Offering-Over-Subscription Privilege."

What are the limitations on the over-subscription privilege?

         If sufficient shares are available in the rights offering, we will honor all over-subscription requests in full. If over-subscription requests exceed the number of shares available, we will allocate all or a portion of the available shares among shareholders who over-subscribed in proportion to the number of shares purchased by those over-subscribing shareholders through the exercise of their basic subscription privilege. Buena Venture Associates, L.P. has stated its intention to purchase any additional shares that are not subscribed for by other shareholders in the rights offering, to the extent such shares are available. Buena Venture Associates, L.P. is, however, not obligated to exercise its basic subscription rights or to purchase any additional shares that are not subscribed for by other shareholders and may decide not to do so. See "About the Rights Offering-Over-Subscription Privilege."

Why is the Company engaging in a rights offering?

         We are making this rights offering with the intention of raising up to $5,000,000. We believe that this additional funding will provide increased financial stability and stronger investor confidence in INSpire Insurance Solutions. We want to give you the opportunity to participate in our equity fund-raising so that you will have the ability to maintain your proportional ownership interest in us.

         We intend to use the net proceeds of the offering for working capital and general corporate purposes.

What is the Board of Directors recommendation regarding the rights offering?

         We are not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

How many shares may I purchase?

         You will receive _____ subscription right[s] for each share of common stock that you owned on __________, 2001. We will not distribute fractional subscription rights, but will round the number of subscription rights you are to receive up to the next largest whole number. Each whole subscription right entitles you to purchase one share of common stock for $_____. See "About the Rights Offering-Basic Subscription Privilege." If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. On your subscription certificate, you may request to purchase as many additional shares as you wish for $_____ per share. We may honor all of these over-subscription requests, but if not, you may not be able to purchase as many shares as you requested on your subscription certificate. We have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws. See "About the Rights Offering-Over-Subscription Privilege."

How did we arrive at the $_____ per share subscription price?

         Our Board of Directors, in consultation with our financial advisor, Raymond James, set all of the terms and conditions of the rights offering, including the subscription price. The $_____ subscription price was based on the historical trading prices of our common stock. See "Determination of Offering Price."

How do I exercise my subscription rights?

         You must properly complete the attached subscription certificate and deliver it to the Subscription Agent before 5:00 p.m., Eastern Standard Time on __________, 2001 (the "Expiration Date"). The address for the Subscription Agent is on page 17. See "About the Rights Offering-Exercise of Subscription Rights."

How do I pay for my shares?

         Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase pursuant to both your basic and over-subscription privileges. See "About the Rights Offering-Method of Payment."

How long will the rights offering last?

         You will be able to exercise your subscription rights only during a limited period. IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS BEFORE 5:00 P.M., EASTERN STANDARD TIME, ON THE EXPIRATION DATE OF __________, 2001, THE SUBSCRIPTION RIGHTS WILL EXPIRE. We may, in our discretion, decide to extend the rights offering. See "About the Rights Offering-Expiration Date."

What if my shares are not held in my name?

         If you hold your shares of our common stock in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase. Therefore, you will need to have your record holder act for you.

         If you wish to participate in this rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer or other nominee to notify you of this rights offering. You should complete and return to your record holder the form entitled "Beneficial Owner Election Form." You should receive this form from your record holder with the other rights offering materials. See "About the Rights Offering-Shares Held for Others."

After I exercise my subscription rights, can I change my mind and cancel my purchase?

         No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $_____ per share purchase price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $_____ per share. See "About the Rights Offering-No Revocation."

Is exercising my subscription rights risky?

         The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 6.

Must I exercise any subscription rights?

         No. You are not required to exercise your subscription rights or take any other action.

What happens if I choose not to exercise my subscription rights?

         You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if other shareholders exercise their subscription rights and you do not, the percentage of INSpire Insurance Solutions that you own will diminish, and your voting and other rights will be diluted. See "Risk Factors-Dilution of your percentage ownership of INSpire Insurance Solutions."

Can I sell or give away my subscription rights?

         No.

What are the Federal Income Tax consequences of exercising my subscription rights?

         The receipt and exercise of your subscription rights are intended to be nontaxable events. You should seek specific tax advice from your personal tax advisor. See "Federal Income Tax Considerations-Taxation of Shareholders."

When will I receive my new shares?

         If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after the Expiration Date.

Can the Board of Directors cancel the rights offering?

         Yes. The Board of Directors may decide to cancel the rights offering at any time, on or before ______ __, 2001, for any reason. In addition, we are soliciting our shareholders to approve the rights offering. If the rights offering is not approved by the shareholders, the Board of Directors will cancel the rights offering. If we cancel the rights offering, any money received from subscribing shareholders will be refunded promptly without interest. See "About the Rights Offering-Cancellation Right."

How much money will INSpire Insurance Solutions receive from the rights offering?

         If we sell all the shares being offered, we will receive gross proceeds of $5,000,000. We are offering shares in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all or any of the shares being offered. However, Buena Venture Associates, L.P. has indicated its intention to exercise fully its basic subscription rights and to purchase all of the shares that are not subscribed for in the rights offering by other shareholders. Buena Venture Associates, L.P. is, however, not obligated to exercise its basic subscription rights or to purchase any additional shares that are not subscribed for by other shareholders and may decide not to do so. See "About the Rights Offering-Purchase Commitments."

How will we use the proceeds from the rights offering?

         We intend to use the net proceeds of the rights offering for working capital and general corporate purposes. See "Use of Proceeds."

What is the relationship between the rights offering and the proposed reverse stock split?

         Concurrently with this offering, we are soliciting our shareholders to approve the rights offering and a one-for-ten reverse stock split. If both the rights offering and reverse stock split are approved, the rights offering will be completed and we may, in the sole discretion of our board of directors, complete the reverse split sometime thereafter. If the rights offering is not approved by shareholders, it will not be completed. If the rights offering is approved by the shareholders, but the reverse stock split is not, the Board of Directors will determine whether to accept subscriptions received in the rights offering, and may or may not decide to do so.

How many shares will be outstanding after the rights offering?

         The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. If we sell all of the shares being offered, then we will issue __________ shares of common stock. In that case, we will have approximately
__________ shares of common stock outstanding after the rights offering, before giving effect to the reverse stock split, and ________ shares of common stock outstanding after the reverse stock split.

What if I have more questions?

         If you have more questions about the rights offering, please contact our information agent, ___________, toll free by telephone at __________ or our Chief Financial Officer, Patrick Grady at 300 Burnett Street, Fort Worth, Texas 76102-2799 or by telephone at (817) 348-3900. See "If You Have Questions."

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         Any statements contained in this prospectus that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this prospectus, including, without limitation, statements relating to our plans, strategies, objectives, expectations, intentions, and adequacy of resources, are identified by such words as "will," "could," "should," "believe," "expect," "intend," "plan," "anticipate," "schedule," "estimate," and "project." We undertake no obligation to publicly update or revise any forward-looking statements. You are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including, without limitation, the following: (i) our plans, strategies, objectives, expectations, and intentions are subject to change at any time at our discretion; (ii) our plans and results of operations will be affected by our ability to manage our growth and development; (iii) our dependence on major customers; (iv) competitive factors and pricing pressures;
(v) product development risks; and (vi) other risks and uncertainties set forth below under "Risk Factors" or in our filings with the Securities and Exchange Commission.

                                  RISK FACTORS

         Investing in our common stock involves risks. You should be able to bear a complete loss of your investment. You should carefully consider the following factors and other information in this prospectus before deciding to exercise your subscription rights and purchase our common stock.

Risks associated with the offering of subscription rights.

         The market price of our common stock may decline. We cannot assure you that the public trading market price of our common stock will not either increase or decline before the subscription rights expire. If you exercise your subscription rights and the market price of the common stock goes below $_____, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the price at which our shares could be purchased in the market. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price, or its equivalent after the reverse stock split. Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock that you purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.

         Determination of the subscription price. Our Board of Directors, in consultation with our financial advisor, Raymond James, set all of the terms and conditions of the rights offering, including the subscription price. The $_____ subscription price was based on the historical trading prices of our common stock. The subscription price does not necessarily bear any relationship to our past operations, cash flows, current financial condition, or any other established criteria for value. You should not consider the subscription price as an indication of the value of INSpire Insurance Solutions or our common stock. See "Determination of Offering Price."

         You will not be able to revoke your exercise of subscription rights. Once you exercise your subscription rights, you may not revoke the exercise.

         Your percentage ownership of INSpire Insurance Solutions may be diluted. If you do not exercise all of your basic subscription rights, you may suffer significant dilution of your percentage ownership of INSpire Insurance Solutions relative to shareholders who fully exercise their subscription rights. For example, if you own 100,000 shares of common stock before the rights offering, or approximately 0.5% of the equity of INSpire Insurance Solutions, and you exercise none of your subscription rights while all other subscription rights are exercised through the basic subscription privilege or over-subscription privilege, then the percentage ownership represented by your 100,000 shares will be reduced to _____%.

         The rights offering may be canceled and funds returned without interest. If we elect to cancel the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

         Risk of not raising the full $5,000,000. We intend to raise $5,000,000 by making this rights offering but no assurance can be given that we will be able to do so. Because there is no established minimum purchase requirement, we may complete the rights offering without having raised the full $5,000,000. If we do not raise the full $5,000,000, our ability to provide increased financial stability and to promote stronger investor confidence in INSpire Insurance Solutions will be adversely effected.

Risks associated with the Reverse Stock Split.

         Risks if the reverse stock split is completed. In addition to seeking approval from our shareholders to conduct this rights offering, we are also soliciting our shareholders to approve a one-for-ten reverse stock split. If both the rights offering and reverse stock split are approved, the rights offering will be completed and we may, in the sole discretion of our board of directors, complete the reverse stock split sometime thereafter. If the reverse stock split is completed, there can be no assurance that the market price of the shares will increase proportionately to the ratio of the reverse stock split, in which case the common stock may trade at a price that is lower than the price paid for equivalent shares in the rights offering.

         Risks if the reverse stock split is not completed. If the rights offering is approved by the shareholders, but the reverse stock split is not, the Board of Directors will determine whether to accept subscriptions received in the rights offering, and may or may not decide to do so and may cancel this rights offering. Shareholders will not be given the opportunity to withdraw any exercise of subscription rights even if the reverse stock split is not completed.

Risk factors relating to INSpire Insurance Solutions

         Dependence on Customers. A major portion of our revenues are concentrated in three customers. As such, we are subject to all the risks associated with a business that has a high degree of business concentrated in a small number of customers, including the risk that the loss of business from any one or more of our major customers for any reason, including, but not limited to, business difficulties encountered by our customers, could have a material adverse effect on our business. For the six months ended June 30, 2001, the Millers American Group, Inc. and its subsidiaries ("Millers Group"), Arrowhead General Agency, Inc. ("Arrowhead General") and Clarendon National Insurance Company, Inc. ("Clarendon") accounted for approximately 27.8%, 41.5% and 11.9%, respectively, of our revenues. In addition, we are subject to risks associated with the concentration of our accounts receivable in a small number of customers, and financial difficulties experienced by any of our customers will likely pose risks to us in terms of collection of our concentrated accounts receivable. We have experienced these risks in the past and may experience similar difficulties in the future.

         We are discusing the nature of our ongoing relationship with Arrowhead General, with a view towards addressing issues raised by both parties. It is not possible to ascertain the outcome of those discussions, but one outcome could be the restructuring of the Arrowhead General relationship. A restructuring of the Arrowhead General relationhip could result in reduced revenues from that relationship.

         On September 12, 2000, we received written notice from Millers Group that they would seek to sell three lines of business and three other insurance relationship programs would be terminated.

         On April 11, 2001, we received written notice from Millers Group that one of its entities would bring their claims processing back in-house. We are currently reviewing our options under an agreement we have with various Millers Group subsidiaries and cannot determine, at this time, the impact of the proposed change.

         On June 7, 2001, we received notification from E.W. Blanch Insurance Services that it will be transferring the processing of Clarendon's Florida book of business to another company. We are currently in negotoiations to retain the processing of this book of business, however, there can be no assurance that we will retain the processing, or that the terms will not be materially altered. For the six months ended June 30, 2001, revenues from this account were approximately 41% of the total Clarendon book of business or 7.0% of our total revenues.

         If we do not replace these revenues or decrease expenses proportional to the decline in revenue, any loss or material decrease in business from any of these customers could have a material adverse effect on our business, financial condition, cash flows and results of operations.

         Possible significant non-cash charges during the third quarter. We have continued to generate net losses from operations through June 30, 2001 and management expects such losses from operations to continue into the foreseeable future. As a result of these losses and other contractual matters, management is reevaluating the recoverability of our deferred income tax assets and our deferred contract costs associated with our long-term outsourcing agreements. Such an evaluation may result in a charge of up to $50 million to our results of operation for the quarter ended September 30, 2001.

         Negative cash flows. We have incurred negative net cash flows due to declining revenues without a proportional decrease in expenses. We will continue to experience material declines in future revenues due to the expected decline in our outsourcing business with Millers Group and Clarendon or other existing customers. If we are unable to replace our declining revenues, or to proportionately reduce our expenses, or experience delays in collection of receivables, our liquidity will be adversely affected. As of September 30, 2001, we had $8,900,000 or the equivalent of 19 months of cash and cash equivalents and investments on hand. This assumes that we will continue to use cash at the same rate as we experienced in the third quarter of 2001 and that we find no new expense savings, develop any new sales, or accelerate our accounts receivable collection. We have taken, and will continue to take aggressive steps to reduce the cash utilization rate. The most significant of these steps was the workforce reduction announced on May 7, 2001, whereby we reduced our headcount by approximately 12%. There are risks associated with these steps, which include the risk that expense reductions implemented by us are not sufficient in scope to enable us to meet our short-term liquidity requirements, or that revenue shortfalls continue at a level that remain disproportionately greater than the expense savings achieved, in which case our ability to meet our short-term liquidity requirements would be adversely affected.

        We have initiated the rights offering to address our potential cash needs, but there is no assurance that the rights offering will be successfully completed or that the cash raised in the rights offering will be sufficient to meet our future cash needs. Our liquidity difficulties could increase with the loss of any additional clients. There can be no assurance that we can successfully manage our current liquidity requirements or obtain any additional financing.

         Risk of being removed from Nasdaq National Market. Our common stock is listed on the Nasdaq National Market. Nasdaq regulations require a listed common stock price to remain above $1.00, which our common stock has failed to do at times in 2000 and 2001. We received notification from the Nasdaq by letter dated August 8, 2001 stating that we were not in compliance with the minimum $1.00 bid price requirements set forth in Marketplace Rule 4450(a)(5) and that the Nasdaq staff had determined to delist our common stock. On August 14, we requested a hearing to appeal the Nasdaq staff's determination. On September 25, we were informed by Nasdaq staff that the Nasdaq will delay enforcing the $1.00 minimum bid price until at least January 2, 2002. If Nasdaq reimplements the $1.00 minimum bid requirement on January 2, 2002 and our common stock is not trading above the $1.00 per share price, Nasdaq will again take steps to delist the common stock. Therefore, we have determined that it is in the best interest of INSpire Insurance Solutions to proceed with seeking shareholder approval for the reverse stock split and the rights offering, and depending on our stock price and other factors, we may conduct the reverse stock split at some time in the future. There can, however, be no assurance that we will be successful in maintaining our listing on the Nasdaq National Market even with this rights offering and a reverse stock split, in which case the liquidity and price of our stock would likely be adversely affected.

         Risk of low trading price of common stock. If the trading price of our common stock were to remain below $5 per share, institutional investors may not be able to invest in our common stock because they are typically restricted from investing in companies whose stock trade at less than $5, and, in some cases, $10 per share. In addition, stockbrokers trading our common stock are subject to internal restrictions on their ability to recommend stocks trading at less than $5 per share because of the general presumption that those stocks may be highly speculative. Further, stock that trades in the current trading range of our common stock may not be marginable under the internal policies of some stockbrokers. The inability of institutional investors to trade our common stock and the additional burdens imposed upon stockbrokers by such requirements could discourage stockbrokers from effecting transactions in our common stock, which could severely limit the market liquidity and the ability of investors to trade our common stock.

         Replacement of current business. In order to maintain our operations we will have to replace any potential revenues declines from existing customers such as the Millers Group and Clarendon. Without the replacement of these potential revenues we will need to reduce expenses to meet our liquidity requirements. If we cannot meet our liquidity requirements, our operations and financial condition will be materially and adversely affected.

         Timely conversion of new customers. When we enter into agreements with customers, the time for conversion from the customer's system to our systems may or may not be specified. Conversions of the customer's systems generally include an assessment of the requirements of conversion from the customer's system to our system, implementation of data and processing software, validation of the processes and software, and acceptance by the customer. In cases of conversion where a specified time is given, failure to complete the conversion on time allows the customer to withdraw from the contract and claim we are in breach of the contract. In cases where there is no specified time for conversion, if we are untimely in the conversion we are exposed to financial risks due to higher than expected cost as a result of operating the customer's legacy system and investing additional time in our the system conversion.

         Limited operating history and net losses. We commenced operations in 1995 and have a limited operating history in the property and casualty insurance outsourcing business. There can be no assurances that we will be successful in implementing our long-term operating strategy. Our operations generated net losses for three of the past five years. Net losses were approximately $30.2 million for the year ended December 31, 2000, $19.7 million for the year ended December 31, 1999, and $515,000 for the year ended December 31, 1996. There can be no assurances that we will be able to increase our revenue or that we will not sustain net losses in the future.

         Pending legal proceedings. From time to time we receive various claims alleging breach of warranty, breach of contract, deceptive trade practices, and similar claims under license agreements and other agreements with customers of ours. An adverse determination in any existing or any future legal proceedings could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

         Fluctuations in quarterly operating results. We have experienced in the past and will experience in the future quarterly variations in net revenues and net income. Thus, operating results for any particular quarter are not necessarily indicative of results for any future period. Factors that have affected quarterly operating results include: (i) the introduction of new or enhanced services and products by us or our competitors, (ii) loss of one or more substantial cusomters, (iii) customer acceptance or rejection of new services and products, (iv) product development expenses, (v) the timing of new contract signings, (vi) the volume of usage of our services, (vii) acquisitions,
(viii) competitive conditions in our industry, (ix) general economic conditions, and (x) the level of selling and administrative expenses. Many of these factors are beyond our control. The sales cycles for our services are generally between three and twelve months and subject to a number of factors that are also beyond our control. Customer decisions to enter into outsourcing services agreements may be significantly affected by their decisions to replace current systems. In addition, demand for our claims administration services fluctuates greatly depending on the concentration of large-scale catastrophes, such as hurricanes. For these and other reasons, our revenues are difficult to forecast, and we believe that period-to-period comparisons of results of operations are not necessarily meaningful or indicative of the results that we may achieve for any subsequent quarter or fiscal year. Therefore, past operating results should not be considered a reliable indicator of future performance.

         Volatility of trading price. The trading price of our common stock has fluctuated widely in response to variations in our quarterly operating results, changes in earnings estimates by securities analysts, changes in our business, and changes in general market and economic conditions. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have significantly affected the trading prices of the securities of many emerging growth companies without regard to their specific operating performance. Such market fluctuations could have a material adverse effect on the trading price of our common stock.

         Ability to grow and expand services. Our growth strategy depends on our ability to increase our share of the policy and claims administration market through the enhancement of existing services, development of new services, and the marketing of our services. There can be no assurance that we will have the financial, managerial, administrative, marketing, or other resources necessary to achieve these objectives. Our success depends in large part on our ability to attract and retain highly skilled managerial, sales, marketing, and professional personnel. In addition, we believe we may need to hire additional technical personnel to enhance and develop our services. Competition for such personnel is intense, and should we be unable to hire the necessary personnel, the development and sale of new or enhanced services would likely be delayed or prevented. We cannot assure that we will be able to attract, integrate, and retain skilled personnel, manage our infrastructure, or overcome other difficulties associated with growth. If we were to encounter difficulties in implementing the expansion or development of our services, or in attracting, integrating and retaining our personnel, such difficulties could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

         Technological change and new product development risks. The market for our services is characterized by rapidly changing technology, evolving industry standards, and frequent introductions of new products and enhancements. Our future success depends in part on our ability to enhance our existing services and develop new services to meet changing customer requirements. The introduction of competing services or products incorporating new technologies could render some or all of our services obsolete or unmarketable. As a result, we have expended substantial resources for the enhancement of our services and for product development. The development of new or enhanced services or products results in expenditures and capital costs that may not be recovered if the service or product is unsuccessful. Development projects can be lengthy and subject to changing market requirements and unforeseen costs and delays. Our failure to develop and introduce new or enhanced services or products in a timely and cost-effective manner could have a material adverse effect on the our business, financial condition, cash flows, and results of operations.

         Competition. The markets for policy and claims administration and information technology service are highly competitive. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Although we remain vigilant in assessing our competitors, we face the chance of a sudden entrant from an unknown source into the market. We cannot assure that we will be able to compete successfully against current and future competitors.

         Dependence on key personnel. Our future success will depend largely on the efforts and abilities of our executive officers and certain key technical, managerial, and sales employees. The loss of any of these key employees could have a material adverse effect on our business, financial condition, cash flows, and results of operations. We cannot assure that we will be successful in retaining key personnel.

         Risks of software defects. The sale and support of software by us entails the risks of product liability and warranty claims, which could be substantial. Software products may contain errors or defects, especially when first introduced or when new versions or enhancements are released. Any such defects in our software products could result in product liability, errors and omissions or warranty claims, which could have a material adverse effect on our business, financial condition, cash flows, and results of operations. Our license agreements with our customers typically contain provisions designed to limit our exposure to product liability or warranty claims. These limitations of liability provisions, however, may be ineffective because of existing or future federal, state, or local laws or unfavorable judicial decisions. From time to time we receive various claims alleging breach of warranty, breach of contract, deceptive trade practices, and similar claims under license agreements and other agreements with our customers, and several such claims are currently pending.

         Risks associated with being a third party administrator. Our policy and claims administration business involves application of underwriting and rating criteria defined by our cusomters, policy issuance, policy holder mailings, cusomter service, billing and collections, claims adjusting and processing, and IT services. As a third party administrator, we are subject to risks from our clients asserting errors and omissions by us in the performance of our services, particularly in the case where our customer may have received a claim or lawsuit from an insured or prospective insured disputing a matter based on our alleged performance or non-performance. Our agreements with our customers may include provisions designed to limit our exposure to errors and omissions claims, but these limitations may be ineffective to limit our liability because of existing or future federal, state or local laws or unfavorable judicial decisions. We may also be subject to claims from the insured and prospective insured based on our performance of our third party policy and claims administration business, such as claims based on wrongful denial of coverage, deceptive trade practices, and other claims. We maintain errors and omissions insurance to insure against these risks, but there can be no assurance that our insurance coverage will be adequate or cover al lsuch risks. We have in the past had such types of claims pending against us.

         Acquisition risks. We intend to consider acquisition candidates that offer opportunities to increase market share and expand our line of outsourcing services. There can be no assurance, however, that we will be able to consummate or successfully integrate future acquisitions. Acquisitions involve significant risks, including: (i) the diversion of management's time and attention to the negotiation of the acquisition and the other assimilation of the businesses acquired, (ii) the need to modify financial and other systems and add management resources, (iii) the potential liabilities of the acquired business, (iv) unforeseen difficulties in the acquired operations, (v) the possible adverse short-term effects on our results of operations, and (vi) the financial reporting effects of the amortization of intangible assets. Furthermore, we cannot assure that any business acquired will achieve acceptable levels of revenue and profitability or otherwise perform as expected.

         Reliance on information processing systems. Our outsourcing services depend on our ability to store, retrieve, process, and manage significant databases, and expand and upgrade periodically our information processing capabilities. Our principal computer equipment and software systems are maintained at our facilities in Fort Worth, Texas and San Diego, California. Interruption or loss of our information processing capabilities through loss of stored data, breakdown or malfunctioning of computer equipment and software systems, telecommunications failure or damage caused by fire, tornadoes, lightning, electrical power outage, or other disruption could have a material adverse effect on our business, financial condition, cash flows, and results of operations. Although we maintain business interruption insurance with an aggregate limit of $12.5 million per occurrence, and have entered into an agreement with International Business Machines, Inc. and Sungard to provide disaster recovery services, if needed, we cannot assure that such insurance or services will continue to be available at reasonable prices, cover all such losses, or compensate us for the possible loss of customers occurring during any period that we are unable to provide services.

         Dependence on proprietary rights and risks of infringement. We rely on contract rights and copyright and other intellectual property laws to protect our products as trade secrets and confidential proprietary information. Our agreements with our current and prospective customers prohibit disclosure of our trade secrets and proprietary information to third parties without our consent and generally restrict the use of our products to the customers' operations. We also inform our employees of the proprietary nature of our products and typically obtain from them agreements not to disclose trade secrets and proprietary information. Notwithstanding these restrictions, we cannot assure that our competitors could not obtain unauthorized access to our software source code and other trade secrets and proprietary information. We own common law trademarks, copyrights, and service marks which are used in connection with our business in all segments. These rights are important to our business. Depending upon the jurisdiction, our trademarks are valid as long as they are in use and/or their registrations are properly maintained and they have not been found to have become generic. Registrations of these trademarks can generally be renewed indefinitely as long as the trademarks are in use.

         We are not engaged in any material disputes with other parties with respect to the ownership or use of our proprietary technology. We cannot assure however, that third parties will not assert technology infringement claims against us in the future. The litigation of such claims may involve significant expense and management time. In addition, if any such claim were successful, we could be required to pay monetary damages, refrain from distributing or using the alleged infringing product, or obtain a license from the party asserting the claim, which could be unavailable on commercially reasonable terms. The absence of federal or state registrations for our intellectual property could be detrimental to us in any infringement litigation or other disputes regarding intellectual property.

         Government regulation. The property and casualty insurance industry is subject to extensive regulation by state governments. Certain aspects of our business are affected by such regulations, requiring us to periodically update our software to reflect changes in regulations. In addition, changes in regulations that adversely affect our existing and potential customers could have a material adverse effect on our business, financial condition, cash flows and results of operations. Although our services and our products are not directly subject to insurance regulations in the states where we currently provide them, our outsourcing services may be subject to insurance regulations in states where we may do business in the future. Such regulations could require us to obtain a license as a managing general agent or third party administrator. We cannot give any assurance with respect to the extent to which we may become subject to regulation in the future, our ability to comply with any such regulation, or the cost of compliance.

         Shares eligible for future sale. Sales of a substantial number of shares of common stock in the open market could adversely affect the trading price of the common stock. The Millers Insurance Company ("Millers Insurance") currently holds 4,606,875 shares, representing approximately 24% of the outstanding shares of common stock. A decision by Millers Insurance to sell shares of common stock could adversely affect the trading price of the common stock. We have an aggregate of 27,063,640 shares of common stock authorized but unissued and not reserved for specific purposes. All of such shares may be issued without any action or approval by our shareholders. Any shares issued would dilute the percentage ownership of the Company held by the current investors. We have 18,982,274 shares of common stock outstanding, all of which are freely transferable. In addition, 3,348,854 shares of common stock are reserved for issuance under the Stock Option Plan, 2,196,693 of which will be issuable upon exercise of outstanding options, including currently exercisable options to purchase 618,954 shares, and 75,000 shares of common stock are reserved for issuance under the Director's Plan, 37,875 of which will be issuable upon exercise of options that are currently outstanding. A maximum of 299,466 shares are issuable upon exercise of options granted in conjunction with a contract with Arrowhead General Insurance Agency, Inc. An additional 75,039 shares are reserved for issuance to employees of the Company upon their purchase pursuant to the Stock Purchase Plan. We currently have 155,727 shares available that have been purchased to support future offerings of the Employee Stock Purchase Plan. We have registered on Form S-8 under the Securities Act the offering and sale of common stock issuable under the Stock Option Plan, the Director Plan and the Stock Purchase Plan. The above described dillutive issuances are in addition to the dilution a shareholder may experience upon the issuance of shares of common stock in connection with the exercise of subscription rights.

         Anti-takeover considerations. Certain provisions of our Restated Articles of Incorporation (the "Restated Articles"), our Bylaws (the "Bylaws") and the Texas Business Corporation Act ("TBCA") may have the effect of discouraging unsolicited proposals for acquisition of the Company. The Restated Articles and the Bylaws divide the Board of Directors into three classes serving staggered three-year terms. Pursuant to the Restated Articles, shares of preferred stock may be issued by us in the future without shareholder approval and upon such terms and conditions, and having such rights, privileges, and preferences, as the Board of Directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, any such preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate transactions, could have the effect of discouraging a third party's acquisition of a majority of the common stock. We have no present plans to issue any shares of preferred stock. In addition, we have adopted a shareholder rights plan that could further discourage attempts to acquire control of the Company. Finally, the TBCA restricts certain business combinations with any "affiliated shareholder," as defined therein and provides that directors serving on staggered boards of directors may be removed only for cause unless the articles of incorporation otherwise provide. Our Restated Articles do not otherwise so provide.

         Recession. The U.S. economy is experiencing a significant business slow down and possibly a recession, which adversely affects our ability to obtain new business, to obtain financing for our business and to maintain operating margins. A further contraction in business may adversely affect our operations and business condition.

                            ABOUT THE RIGHTS OFFERING

BEFORE EXERCISING ANY SUBSCRIPTION RIGHTS, YOU SHOULD READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 6.

Reasons for the Rights Offering

         We are making this rights offering with the intention of raising up to $5,000,000. We believe that this additional funding will provide increased financial stability and stronger investor confidence in INSpire Insurance Solutions. We want to give you the opportunity to participate in our equity fund-raising so that you will have the ability to maintain your proportional ownership interest in us. See "Risk Factors - Risks associated with the offering of subscirption rights - Risk of not raising the full $5,000,000."

         We intend to use the net proceeds of the offering for working capital and general corporate purposes.

The Subscription Rights

         We are distributing to you, at no cost, non-transferable subscription rights as a holder of record of shares of our common stock on __________, 2001. We are giving you _____ subscription rights for each share of common stock that you owned on __________, 2001. You will not receive fractional subscription rights during the rights offering, but instead we have rounded your total number of subscription rights up to the next largest whole number. Each subscription right entitles you to purchase one share of common stock for $_____. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., Eastern Standard Time, on the Expiration Date. After that date, the subscription rights will expire and will no longer be exercisable.

Basic Subscription Privilege

         Each subscription right entitles you to receive one share of common stock upon payment of $_____ per share. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after __________, 2001, whether you exercise your subscription rights immediately prior to that date or earlier.

Over-Subscription Privilege

         Subject to the allocation described below, each subscription right also grants each shareholder an over-subscription privilege to purchase additional shares of common stock that are not purchased by other shareholders pursuant to their basic subscription privileges. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription rights in full.

         If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all requests for shares pursuant to over-subscription privileges, you will be allocated additional shares pro rata (subject to elimination of fractional shares), based on the number of shares you purchased through the basic subscription privilege in proportion to the total number of shares that you and other over-subscribing shareholders purchased through the basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested on your subscription certificate, then you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other shareholders exercising their over-subscription privileges. We have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws.

         As soon as practicable after the Expiration Date, Mellon Investor Services, acting as our Subscription Agent, will determine the number of shares of common stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates representing these shares as soon as practicable after the Expiration Date. We have the discretion to delay allocation and distribution of any and all shares to shareholders who are affected by state securities laws, if any, and elect to participate in the rights offering, including shares that we issue with respect to your basic or over-subscription privilege in order to comply with such regulations. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to the Subscription Agent and INSpire Insurance Solutions as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

         Buena Venture Associates, L.P. has stated its intention fully to exercise its basic subscription rights and, if the rights offering is undersubscribed, to purchase additional shares that are not subscribed for by other shareholders in the rights offering, to the extent that shares are available. Buena Venture Associates, L.P. is not obligated to purchase all unsubscribed shares, however, and may later determine not to do so.

         We have a shareholder rights plan, typically referred to as a "poison pill", that triggers a distribution of rights upon a shareholder acquiring 15% or more of our outstanding shares, which plan is designed to protect us from coercive attempts to acquire us without negotiating with the Board of Directors. Because Buena Venture Associates, L.P. currently holds 12.33% of our outstanding shares, the Board of Directors, acting through the disinterested members, has approved the acquisition by Buena Venture Associates, L.P. of in excess of 15% of our outstanding shares resulting from the exercise of its basic and oversubscription rights in this rights offering, and as a result, the provisions of the shareholders rights plan will not be triggered by virtue of the acquisition of shares by Buena Venture Associates, L.P. in this rights offering.

No Recommendations

         We are not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Expiration Date

         The rights will expire at 5:00 p.m., Eastern Standard Time, on the Expiration Date of __________, 2001, unless we decide to extend the rights offering. If this commencement of the rights offering is delayed, the expiration date will be similarly extended. If you do not exercise your basic subscription privilege and over-subscription privilege prior to that time, YOUR SUBSCRIPTION RIGHTS WILL BE NULL AND VOID. We will not be required to issue shares of common stock to you if the Subscription Agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

Cancellation Right

         Our Board of Directors may cancel the rights offering in its sole discretion at any time prior to or on the Expiration Date for any reason (including a change in the market price of the common stock). In addition, we are soliciting our shareholders to approve the rights offering. If the rights offering is not approved by the shareholders, the Board of Directors will cancel the rights offering. If we cancel the rights offering, any funds you paid will be promptly refunded, without interest.

Non-transferability of subscription rights

         Only you may exercise the basic subscription privilege and the over-subscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the over-subscription privilege.

Exercise Of Subscription Rights

         You may exercise your subscription rights by delivering to the Subscription Agent on or prior to the Expiration Date:

         - A properly completed and duly executed subscription certificate;
         -        Any required signature guarantees; and
         - Payment in full of $_____ per share of common stock to be purchased through the basic subscription privilege and the over-subscription privilege.

         You should deliver your subscription certificate and payment to the Subscription Agent at the address shown under the heading "Subscription Agent." We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.

Method of Payment

         Payment for the shares must be made by check or bank draft (cashier's check) drawn upon a U.S. bank or a money order payable to "Mellon Investor Services, as Subscription Agent" or by wire transfer of immediately available funds to the account maintained by the Subscription Agent at _________________, ABA #__________, Account No. __________. Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer. Payment will be deemed to have been received by the Subscription Agent only upon:

         (A) receipt and clearance of any uncertified check;

         (B) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank, any money order or any funds transferred by wire transfers; or

         (C) receipt of good funds in the Subscription Agent's account designated above.

         Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the Expiration Date to ensure that the Subscription Agent receives cleared funds before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.

Guaranteed Delivery Procedures

         If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the Subscription Agent on or prior to the Expiration Date, you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:

         (1) You send, and the Subscription Agent receives, payment in full for each share of common stock being subscribed for through the basic subscription privilege and the over-subscription privilege, on or prior to the Expiration Date;

         (2) You send, and the Subscription Agent receives, on or prior to the Expiration Date, a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the basic subscription privilege and the number of shares, if any, you wish to purchase pursuant to the over-subscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the Subscription Agent within three Nasdaq trading days following the date that you executed the notice of guaranteed delivery; and

         (3) You send, and the Subscription Agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three Nasdaq trading days following the date that you executed the notice of guaranteed delivery.

         The notice of guaranteed delivery may be delivered to the Subscription Agent in the same manner as your subscription certificate at the addresses set forth under the heading "About the Rights Offering-Subscription Agent," or may be transmitted to the Subscription Agent by facsimile transmission, to facsimile number __________. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the Subscription Agent at the address or phone number set forth under the heading "About the Rights Offering-Subscription Agent."

Signature Guarantees

         Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. Signatures on all other subscription certificates must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the Subscription Agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

Shares Held for Others

         If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of others as a nominee holder, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription certificate and the related nominee holder certification, and submit them to the Subscription Agent with the proper payment.

         If you are a beneficial owner of common stock held by a nominee holder, such as a broker, trustee or a depository for securities, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to purchase shares through this rights offering, you should contact the holder and ask him or her to effect transactions in accordance with your instructions on a form provided by your nominee holder with the other rights offering materials.

Ambiguities in Exercise of Subscription Rights

         If you do not specify the number of shares of common stock being subscribed for on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of common stock that could be subscribed for with the payment that the Subscription Agent receives from you. If your payment exceeds the total purchase price for all of the shares of common stock shown on your subscription certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

         (1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

         (2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised;

         (3) to subscribe for additional shares of common stock pursuant to the over-subscription privilege (subject to any applicable proration). Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

Regulatory Limitation

         We will not be required to issue to you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

Our Decision Binding

         All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither INSpire Insurance Solutions nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give such notification.

No Revocation

         Once you have exercised your basic subscription privilege or over-subscription privilege, YOU MAY NOT REVOKE THAT EXERCISE EVEN IF THE SUBSCRIPTION PERIOD HAS NOT YET ENDED. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at the subscription price of $_____ per share.

Rights of Subscribers

         Your exercise of rights in this rights offering will give you no additional rights as a shareholder until the shares you have purchased in the rights offering are deemed issued to you.

Shares of Common Stock Outstanding after the Rights Offering

         Assuming we issue all of the shares of common stock offered in the rights offering, approximately _________ shares of common stock will be issued and outstanding. This would represent a ___% increase in the number of outstanding shares of common stock. IF YOU DO NOT FULLY EXERCISE YOUR BASIC SUBSCRIPTION PRIVILEGE BUT OTHERS DO, THE PERCENTAGE OF COMMON STOCK THAT YOU HOLD WILL DECREASE.

Capitalization Table

         The following table sets forth our cash and cash equivalents and stockholders' equity as of June 30, 2001, and as adjusted to reflect the assumed receipt of $5,000,000 gross proceeds from the rights offering and the reverse stock split, as if the rights offering and reverse stock split had closed as of June 30, 2001. You should read this table in conjunction with our consolidated financial statements and the notes thereto which are incorporated by reference into this prospectus. Please also see "Risk Factors - Risks associated with the offering of subscription rights - Risk of not raising the total $5,000,000."


                            Historical and Pro Forma
                              Capitalization Table
                                  June 30, 2001

                                                                                                  Assuming Reverse
                                                                            Assuming Rights        Stock Split and
                                                          Historical         Offering Only         Rights Offering
                                                          ----------         -------------         ---------------

Cash and cash equivalents                             $      8,294,627    $     12,944,627      $     12,944,627
                                                      ================    ================      ================
Preferred stock, $1.00 par value; 1,000,000
shares authorized, none issued and outstanding

Common Stock, $.01 par value, 50,000,000                       191,380
shares authorized.  Issued and outstanding
18,796,186 (historical)

Common Stock, $.01 par value, 50,000,000                                           302,491
shares authorized.  Issued and outstanding
29,907,297 (after rights offering)

Common Stock, $.01 par value, 50,000,000                                                                  30,249
shares authorized.  Issued and outstanding
2,990,730  (after rights offering and reverse split)

Additional paid-in capital                                 113,994,356         118,533,245           118,805,487

Treasury Stock at cost                                       (399,744)           (399,744)             (399,744)

Accumulated deficit                                       (45,844,972)        (45,844,972)          (45,844,972)
                                                      ----------------    ----------------      ----------------

Total shareholders' equity                            $     67,941,020    $     72,591,020      $     72,591,020
                                                      ================    ================      ================

Fees And Expenses

         We will pay all fees charged by the Subscription Agent and the Information Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. None of INSpire Insurance Solutions, the Subscription Agent nor the Information Agent will pay these expenses.

Subscription Agent

         We have appointed Mellon Investor Services as Subscription Agent for the rights offering.

         The Subscription Agent's address for packages sent by hand or overnight delivery is:

                  [insert address]

         The Subscription Agent's address for packages sent by mail is:

                  [insert address]

         The Subscription Agent's telephone number is __________ and its facsimile number is __________. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the Subscription Agent. We will pay the fees and certain expenses of the Subscription Agent, which we estimate will total $__________. Under certain circumstances, we may indemnify the Subscription Agent from certain liabilities that may arise in connection with the rights offering.

Information Agent

         We have appointed _______________________________ as Information Agent for the rights offering. The Information Agent will be responsible for delivery of rights offering materials to certain nominee holders. The Information Agent will also operate a toll free telephone number to answer questions from shareholders relating to the rights offering. The Information Agent may be contacted toll free by telephone at __________.

         We will pay the fees and certain expenses of the Information Agent, which we estimate will total $__________. Under certain circumstances, we may indemnify the Information Agent from certain liabilities that may arise in connection with the rights offering.

Important

PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

                              IF YOU HAVE QUESTIONS

         If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the Instructions, or the Notice of Guaranteed Delivery, you should contact:

                  -----------------------------
                  Toll Free Telephone:
                  or

                  INSpire Insurance Solutions, Inc.
                  300 Burnett Street
                  Fort Worth, Texas 76102-2799
                  Attention:  Patrick Grady, Chief Financial Officer
                  Telephone: (817) 348-3900

                           DESCRIPTION OF COMMON STOCK

         As a holder of common stock, you are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. You are entitled to receive dividends, if any, declared by our Board of Directors. If we liquidate INSpire Insurance Solutions you will be entitled to share ratably with the other shareholders in the distribution of all assets that we have left after we pay all of our liabilities and make any necessary distributions to holders of our preferred stock, if any. You have no preemptive rights to subscribe for additional shares of common stock and no right to convert your common stock into any other securities. In addition, you do not have the benefit of a sinking fund for your shares of common stock. Your common stock is not redeemable by INSpire Insurance Solutions.

                                 USE OF PROCEEDS

         We estimate that we will receive net proceeds of approximately $4,650,000 in the rights offering, assuming that all subscription rights are exercised (which cannot be assured) at a subscription price of $_____ per share, and after deducting expenses of the rights offering of approximately $350,000. We intend to use the net proceeds of the rights offering for working capital and general corporate purposes.

                         DETERMINATION OF OFFERING PRICE

         Our Board of Directors, in consultation with our financial advisor, Raymond James, set all of the terms and conditions of the rights offering, including the subscription price. The $_____ subscription price was based on the historical trading prices of our common stock. The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value. You should not consider the subscription price as an indication of the value of INSpire Insurance Solutions or our common stock.

                              PLAN OF DISTRIBUTION

         On or about __________, 2001, we will distribute the subscription rights and copies of this prospectus to all holders of record of our common stock on __________, 2001. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription certificate and return it, with payment for the shares, to the Subscription Agent, Mellon Investor Services, at the address on page 17. See "The Rights Offering-Exercise of Subscription Rights." If you have any questions, you should contact __________ or Patrick Grady, our Chief Financial Officer at the telephone numbers and address listed above.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following summarizes the material federal income tax consequences to you as a United States shareholder of INSpire Insurance Solutions and to INSpire Insurance Solutions as a result of the receipt, lapse, or exercise of the subscription rights distributed to you pursuant to the rights offering. This discussion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. Moreover, this discussion does not address every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. For example, certain types of investors, such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold their shares of INSpire Insurance Solutions common stock as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and persons who are not treated as a U.S. shareholder.

         For purposes of this disclosure, a U.S. shareholder is a holder of INSpire Insurance Solutions common stock that is:

         o        an individual who is a citizen or resident of the United
                  States,
         o a corporation, partnership or other entity created in, or organized under the laws of the United States or any state or political subdivision thereof;
         o an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or
         o        a trust that either:
                  o the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or
                  o that was in existence on August 20, 1996, was treated as a U.S. person on the previous day, and elected to continue to be so treated.

         This summary is based on the Internal Revenue Code of 1986, as amended (which we will refer to as the "Code"), the Treasury regulations promulgated thereunder, judicial authority and current administrative rules and practice, all of which are subject to change on a prospective or retroactive basis. This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets within the meaning of Code Section 1221.

         Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to shareholders, and the following summary assumes you will qualify for such nontaxable treatment. If however, the rights offering does not qaulify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on the distribution date. The distribution would be taxed as a dividend to the extent made out of INSpire Insurance Solutions' current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your INSpire Insurance Solutions stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.

Taxation of Shareholders

         Receipt of a subscription right. You will not recognize any gain or other income upon receipt of a subscription right in respect of your common stock. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire. Except as provided in the following sentence, the basis of subscription rights you receive as a distribution with respect to your common stock will be zero. If, however, either (i) the fair market value of the subscription rights on the date of issuance is 15% or more of the fair market value (on the date of issuance of the rights) of the common stock with respect to which they are received or (ii) you properly elect, in your federal income tax return for the taxable year in which the subscription rights are received, to allocate part of your basis on your common stock to the subscription rights, then upon exercise of the rights, your basis is the common stock will be allocated between the common stock and the rights in proportion to the fair market value of each on the date the rights are issued. Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

         Expiration of subscription rights. You will not recognize any loss upon the expiration of a subscription right.

         Exercise of subscription rights. You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis (if any) in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

Taxation of INSpire Insurance Solutions

         We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

         THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

                        STATE AND FOREIGN SECURITIES LAWS

         The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case shareholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

                               RECENT DEVELOPMENTS

         We have continued to generate net losses from operations through June 30, 2001 and management expects such losses from operations to continue into the foreseeable future. As a result of these losses and other contractual matters, management is reevaluating the recoverability of our deferred income tax assets and our deferred contract costs associated with our long-term outsourcing agreements. Such an evaluation may result in a charge of up to $50 million to our results of operation for the quarter ended September 30, 2001.

         We received notification from the Nasdaq by letter dated August 8, 2001 that we were not in compliance with the Nasdaq's minimum $1.00 price requirements set forth in Marketplace Rule 4450(a)(5) and that the Nasdaq Staff had determined to delist our common stock. On August 14, we requested a hearing to appeal the Nasdaq staff's determination. On September 25, we were informed by Nasdaq staff that the Nasdaq will delay enforcing the $1.00 minimum bid price until at least January 2, 2002. If Nasdaq reimplements the $1.00 minimum bid requirement on January 2, 2002 and our common stock is not trading above the $1.00 minimum share price, Nasdaq will again take steps to delist our common stock. There can be no assurance that we will be successful in maintaining our listing on the Nasdaq National Market even with this rights offering and a reverse stock split (if we complete a reverse stock split), in which case the liquidity and price of our stock would likely be adversely affected.

         We are discussing the nature of our ongoing relationship with Arrowhead General Agency, Inc. ("Arrowhead General"), with a view towards addressing issues raised by both parties. It is not possible to ascertain the outcome of those discussions, but one outcome could be the restructuring of the Arrowhead General business relationship, which accounted for 27% of revenues in 2000 and 41.5% for the six months ended June 30, 2001. A restructuring of the Arrowhead General relationship could result in reduced revenues from that relationship.

         Arrowhead Claims Management, Inc. ("Arrowhead Claims"), a company that is now a subsidiary of ours named INSpire Claims Management, has been involved in litigation with Clarendon National Insurance Company ("Clarendon"). Clarendon was seeking reimbursement from Arrowhead Claims for an arbitration award in the amount of $14.5 million. In early October, the parties announced that they had settled the suit but had not finalized documentation of the settlement. Although we believe that the parties will ultimately come to terms on a settlement agreement, until the finalization of settlement documents, we cannot accurately predict the outcome of this litigation. In addition, during September 2001, our suit against Motors Insurance Company and General Motors Acceptance Corporation was settled, without the Company being required to pay any amounts to the other parties.

         On July 17, 2001, a class action lawsuit brought on behalf of claims adjusters allegedly employed by us was filed against us in the Superior Court of California, County of San Diego. The plaintiffs seek to recover overtime compensation allegedly earned but not paid by us during their employment or upon their departure, as well as civil statutory penalties. At this time, we cannot predict the outcome of this litigation although we intend to vigorously defend against this action.

         On June 7, 2001, we received notification from E.W. Blanch Insurance Services that it will be transferring the processing of Clarendon National Insurance Company, Inc.'s ("Clarendon") Florida book business to another company. We are currently in negotiations to retain the processing of this book of business, however, there can be no assurance that we will retain the processing, or that the terms will not be materially altered. Clarendon is one of our largest customers and revenues from this account were approximately 41% of the total Clarendon book of business, or 7% of our total business.

         In December 1997, we entered into a contract with Sul America Cia Nacional de Seguros ("Sul America") to provide a license for WPC (the former name of our software) and other software products, and software services for the implementation of such products. In conjunction with this contract, we were required to arrange a surety to provide Sul America with a performance bond in the amount of $3.7 million, the proceeds of which could be used in the event that we did not fulfill our obligations under the contract. The contract was segregated into three phases of deliverables, two of which have been accepted and paid for in the amount of $2.5 million by Sul America. In August 1999, Sul America terminated its contract with us, and demanded payment under the performance bond. Under our agreement to indemnify the surety against losses under the performance bond allegedly caused by our default, we arranged an irrevocable standby letter of credit in October 1999 with Bank of America, N.A. in the amount of $3.7 million. On December 21, 1999, we filed a lawsuit in the 8th Civil Court of Rio de Janeiro (INSpire Insurance Solutions, Inc. vs. Sul America Seguros S.A. and INA Seguradora S.A. (99.001.175.210-6)) requesting a preliminary injunction, which was granted in January 2000, restricting the surety from paying $3.7 million to Sul America until a final decision is rendered in the ordinary lawsuit to be filed. The case is now entering the evidentiary phase. We intend to pursue collection of our outstanding receivable balance of $1.2 million from Sul America and defend ourselves against Sul America's claims that we failed to comply with the terms of the contract. The ultimate outcome of this matter cannot presently be determined.

         On December 3, 1999, a shareholder class action lawsuit was filed in the United States District Court for the Northern District of Texas on behalf of all purchasers of our common stock during the period between January 28, 1998 and October 14, 1999 (Southland Securities Corporation et al. v. Inspire Insurance Solutions, Inc. et. al. (7-99CV-243-R)). The named defendants include INSpire Insurance Solutions, certain officers and directors of ours, and Millers Insurance. The complaint alleged violations under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by making false and misleading statements and failing to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The plaintiff sought monetary damages and interest. Two additional shareholder class action lawsuits, nearly identical to the one described above, were filed against us in the United States District Court for the Northern District of Texas: Larry Altobell and Lawrence
J. Miller et. al. v. Inspire Insurance Solutions, Inc. et. al. (7-99CV-248-R) filed on December 16, 1999, and Stacy B. and Rhonda K. Lofton et. al. v. Inspire Insurance Solutions, Inc. et. al. (7-00CV-001-R) filed on January 3, 2000. The lawsuits were filed in the Wichita Falls Division. They have been consolidated, lead plaintiffs and counsel have been appointed, and the consolidation action has been transferred to the Fort Worth Division. INSpire Insurance Solutions, together with the other defendants, filed a motion to dismiss. In March 2001, the Court granted our motion to dismiss. As a result, an order was entered dismissing the case without prejudice and giving the Plaintiffs leave to amend their lawsuit. In June 2001, this suit was refiled. We have again filed a motion for dismissal, which is presently pending before the Court.

         On March 2, 2000, we filed an arbitration claim against The Doctor's Company with the American Arbitration Association to collect $1,546,095 as the amount due to us under a License Agreement, Implementation Support Agreement, and Accelerated Enhancement Plan Agreement. On March 21, 2000, The Doctor's Company submitted a claim for breach of contract against us with the American Arbitration Association and filed suit against us in the Superior Court of the State of California to compel arbitration in California. On August 30, 2000, the Court denied the petition to compel arbitration in California. The Doctor's Company arbitration claim alleges that as a result of our failure to meet obligations under our agreements, The Doctor's Company is entitled to the return of $912,507 previously paid to us plus direct costs and consequential damages. In August 2000, the American Arbitration Association consolidated the arbitration proceeding filed by The Doctor's Company with the arbitration proceeding commenced by us. The American Arbitration Association has determined that the hearing locale will be in Fort Worth, Texas. A panel of arbitrators has been selected. This matter was scheduled for hearing on August 6, 2001, but has been rescheduled for January 11, 2002. We intend to pursue collection of our outstanding receivable balance and to vigorously defend ourselves against the claim asserted by The Doctor's Company. The ultimate outcome of this matter cannot presently be determined.

         During the year ended December 31, 2000, several key management changes occurred. On August 29, 2000, John Pergande was named to succeed R. Earl Cox, III as Chief Executive Officer and Chairman of the Board of INSpire. Other appointments included: Patrick Grady as Chief Financial Officer, Robert Milburn as Vice President Outsourcing Implementation, Ann Mirabito as Vice President and Chief Marketing Officer, Gregory Vick as Vice President Human Resources and David Plate as Vice President Business Development. In 2001, the building of the management team continued with the appointment of Kay Womble as Vice President Sales.

         On October 19, 2000, the Robert Plan Corporation ("Robert Plan") provided written notice to us of a number of alleged breaches by us of our obligations under the Policy and Claims Services Agreement ("PCSA"), including our alleged failure to complete the implementation of our technology and conversion of data by the specified deadline and failure to achieve and maintain service levels required by the PCSA. Robert Plan advised us that in the event the enumerated breaches were not cured by the specified cure period provided in the PCSA, Robert Plan intended to terminate the PCSA and pursue the exercise of its rights and remedies under the PCSA. Following the receipt of this letter, we contacted Robert Plan in an effort to address the concerns raised with the objective of maintaining the PCSA and the related business relationship. By letter dated November 14, 2000, Robert Plan informed us that it rescinded its notification of the claimed breaches. On December 27, 2000, Robert Plan terminated its policy and claims administration agreement (the "Robert Plan Agreement") with us. As a result of this termination, we recorded approximately $17.7 million of impairment charges related to intangibles and other assets associated with the Robert Plan Agreement. For the year ended December 31, 2000, we had $25.7 million of revenue associated with the Robert Plan Agreement that will no longer continue.

         On September 14, 2000, we received written notice from Millers American Group, Inc. ("Millers Group") that Millers Group would seek to sell three lines of business and three other insurance program relationships will be terminated. Millers Group accounted for approximately 27.8% of our revenues for the six months ended June 30, 2001, as compared to approximately 19% for 2000. This reduction in Millers Group's business will reduce Millers Group's need for policy administration, claims administration and other services we currently provide. If we do not replace these revenues or decrease expenses proportional to the decline in revenue, this decrease will have a material adverse impact on our results of operations and cash flows in the future. We have renegotiated our contract with Millers Group over the last six months. The net result has been a reduction in revenue, and an increase in profitability. It may become necessary for us to further renegotiate this contract.

         During August 2000, Island Insurance Group ("Island Group") terminated the existing policy and claims outsourcing agreement (the "Island Agreement") with us. We also executed transitional software license and services agreements with Island Group. Under the terms of these agreements, we recognized $1.5 million in license fee revenue and approximately $720,000 for programming service during 2000. As a result of the termination and other agreements, we recorded approximately $14.0 million of impairment charges related to intangible and other assets associated with the Island Agreement and the closing of our Pacific Service Center, which will result in a decrease of future outsourcing revenues. For the year ended December 31, 2000, we had $7.5 million of revenue associated with the Island Agreement that will no longer continue. During July 2001, we signed a licensing agreement with the Island Group and sold them additional software for $250,000. We have a long term agreement with Island Group that may result in further revenue to us, however the exact value of this contract beyond the revenue already recognized cannot be determined at this time.

                        ABOUT INSPIRE INSURANCE SOLUTIONS
Introduction

         We are a Texas corporation that was formed in April 1995. We are a provider of policy and claims administration outsourcing solutions to the property and casualty ("P&C") insurance industry. Our services include application of underwriting and rating criteria defined by the insurer, policy issuance, policyholder mailings, customer service, billing and collections, claims adjusting and processing, and information technology outsourcing services. These services are generally provided for a fee that is calculated using a percentage of premium written and/or on a claims incurred basis. We also provide software and software services to the P&C insurance industry. These products include policy and claims administration systems, as well as systems that increase the productivity of insurers by automating certain functions, such as workflow management, underwriting rules and guidelines, document production, and rating algorithms. We utilize these systems, which run on a variety of platforms, to provide our outsourcing solutions and to support software customers.

Products and Services

         We offer a range of products and services that are capable of providing a complete solution to all of a P&C insurer's policy and claims administration needs. INSpire installs, enhances and maintains policy and claims administration software systems and offers turnkey outsourcing of policy and claims administration. In 2000, outsourcing services provided 90% of our total revenue and software and software services provided 10%.

         Outsourcing services. Our outsourcing services include application of underwriting and rating criteria defined by the insurer, policy issuance, policyholder mailings, customer service, billing and collections, claims adjusting and processing, and IT services. The customer determines the extent to which it uses our services. A team of INSpire and customer personnel works closely to ensure the seamless integration of the customer's outsourced and in-house activities. Our outsourcing services include the following:

         o Policy Administration. We offer a suite of services to customers that are considering outsourcing their policy administration. The customer retains all of the insurance risk. The customer typically pays us a percentage of premiums written for policy administration services, which include the following:

                  o        direct, agency and internet marketing support.
                  o        policy issuance and acceptance.
                  o application of underwriting and rating criteria defined by the insurer.
                  o customer service phone center for policyholders and agents.
                  o        accounting, billing, and collections.
                  o        commission calculation and disbursement.
                  o        statutory reporting and regulatory compliance.
                  o comprehensive management and service bureau reporting.

         o Claims Administration. Claims administration describes the management of appraising, qualifying and settling P&C insurance claims. We maintain a staff of claims adjusters and examiners and also use independent claims adjusters. We review insurance coverage, perform a claim analysis, and prepare a check for payment of the claim, if warranted. As part of this service, we provide claim reporting capabilities 24 hours a day, seven days a week. We also offer special investigations, subrogations, and salvage services as part of claims administration services. The customer typically pays us on either a percentage of premiums earned or claims incurred basis.

         o IT Outsourcing. We offer services to assist customers in operating, maintaining, and enhancing information systems. We migrate the customer's current system platform to our processing platform, including the installation of all necessary hardware components. After such migration, the customer administers its policies and claims internally by utilizing our systems and other software productivity tools. The customer typically pays us a one-time software license and implementation fee and an on-going fee based upon premium written, subject to a minimum fee.

        Software products. INSpire's policy and claims software platform is a complete set of tools to automate the back office of an insurance company. The software suite includes several components:

         o INSideOUTSM policy/claims processing - the heart of our software suite, offering fully integrated functions such as policy and claims administration, billing, reinsurance, agency processing and management/statistical reporting. All components work together seamlessly to make processing more efficient, accurate and productive. Processing is performed online, in real-time, so changes to policies and claims are available instantly.

         o INSideOUTSM rating - an object-oriented rating tool that lets nontechnical users create, build and test the rating algorithms used in the insurance industry.

         o INSideOUTSM underwriting - rule-based software that automates the underwriting analysis process by applying defined rules and associated rule parameters to existing policy data.

                  Policies that meet a carrier's underwriting criteria will automatically issue. Policies that do not meet underwriting requirements will result in a referral.

         o INSideOUTSM web-enablement - a real-time Internet-based rating, underwriting and policy issuance system that allows insurance carriers to sell and service insurance policies either direct to the consumer or through agents. It is the only commercially available Internet solution we are aware of that allows mid-size insurance carriers the ability to quote, rate, bind and issue online in real time.

         o INSideOUTSM third-party ordering/receiving - automates the process of originating and submitting report requests to outside vendors such as credit reporting bureaus, industry service organizations and driver's license bureaus. It also allows customers to receive, display and print reports from outside vendors. The system can provide information on a batch or real-time basis.

         o INSideOUTSM workflow/imaging - incorporates administrative tools and automated workflow to reduce manual handling and to promote a paperless insurance company environment.

         o INSideOUTSM agency interface (TransFluent(R)) - a unique and powerful software tool that allows customers to exchange information between existing legacy systems, migrate data to new applications and upload/ download from legacy systems to agency management systems.

         o INSideOUTSM print output - provides the ability to design, maintain and print an insurance company's declarations, bills and forms. This PC-based productivity tool gives users complete control over sorting, collating and policy assembly.

        The customer typically pays us a one-time software license and implementation fee, a time and materials fee for custom modifications (if any), and an on-going fee for maintenance and enhancements.

Product Development

         The market for our services is characterized by rapidly changing technology, new laws and regulations, and frequent introductions of new products and enhancements. Our future success depends in part on our ability to respond to these changes and needs. We plan to continuously enhance our systems and to develop new outsourcing services to respond to constantly changing customer requirements. Our development efforts focus on enhancement of information processing systems, expansion of operating system compatibility, and development of new services for emerging insurance markets. We have developed a long-term technology strategy which will expand its web-enabled functionality and update technology components as needed.

         Our 2001 Product Development Plan is designed to reduce implementation timeframes, increase quality, and improve operational efficiency. We issued three releases of the software earlier this year, as planned, incorporating more than 135 enhancements to the system. Version 7.0, released in March, marked the re-establishment of an integrated base system, along with increased system functionality and the addition of the workflow/imaging component to the base system. The integrated system serves as the starting point for all future system development. Version 7.1, released in May, brought the addition of the web-enablement component to the integrated solution offering, as well as additional component functionality. This release also provides the ability to run all system components on a single server. The Version 7.2 release incorporates the new brand name, "INSideOUTsm" (formerly known as WPC) within the system and its documentation.

         We plan two releases for our product line each year.

         We have made substantial investments in the enhancement and development of our outsourcing services and proprietary software utilized to provide those services. We incurred research and development costs of approximately $3.9 million in 2000, $6.8 million in 1999 and $5.0 million in 1998. We currently have approximately 44 employees that perform product development and quality assurance.

         In addition to developing and enhancing proprietary technologies, we may enter into strategic alliances with other firms to utilize systems that complement our business.

System Maintenance

         Business Continuity (a.k.a. Disaster Recovery) procedures are critical to our business. Once systems are implemented, they must remain available to the users without interruption. Any interruption to this service could be devastating to a customer's business. We consider Business Continuity a core competency of ours. In 2001, we are adding to existing capabilities by reviewing, rewriting, and testing our processes that will enable us to avoid potential interruptions to our delivery of service.

Sales and Marketing

         We have built an eight person sales and marketing team dedicated solely to outsourcing sales. This team conducts strategic marketing to a base of customers identified on the basis of detailed customer criteria developed by our marketing personnel. We conduct marketing programs that include direct mail, trade shows, public relations, advertising, and ongoing customer communication programs. We also market our outsourcing services through insurance brokers, industry consultants, managing general agents, and reinsurers.

         When an opportunity is identified and a request for proposal is received, we prepare and submit a comprehensive proposal directly to the prospective customer. The prospective customer is then invited to tour one of our service centers and discuss the customer's requirements in detail. We have an on-site customer training room at our service center in Fort Worth that enables our personnel to work with and train both prospective and current customers on our services and products. If we are selected to be the outsourcing service provider, a multi-year contract is negotiated and executed. While the outsourcing sales cycle varies from customer to customer, it typically ranges from three to twelve months.

Existing Customers & Target Market

         We currently provide outsourcing services to insurance companies, reinsurers, and managing general agents, including The Millers Insurance Company ("Millers Insurance") (formerly The Millers Mutual Fire Insurance Company), an indirect wholly-owned subsidiary of Millers American Group, Inc. ("Millers Group") that owned approximately 24% of the outstanding common stock, of INSpire as of December 31, 2000, and other subsidiaries of Millers Group
(collectively, the "Millers Companies") under the terms of various agreements. On September 14, 2000, we received written notice from Millers Group that Millers Group will seek to sell three lines of business and three other insurance program relationships will be terminated. This reduction in Millers Group's business will reduce Millers Group's need for policy administration, claims administration and other services we currently provide. If we do not replace these revenues or decrease expenses proportional to the decline in revenue, this decrease will have a material adverse impact on our results of operations and cash flow in the future. Millers Group is also seeking to renegotiate the terms of its agreement with us. Although we are under no obligation to change the contract in any way, it is uncertain at this time what the impact will be if the contract with Millers Group is renegotiated.

         Effective December 1, 1998, we entered into a ten-year agreement to provide policy administration services, and INSpire Claims Management, Inc., a wholly owned subsidiary of ours, entered into a ten-year agreement to provide claims administration services, to Arrowhead General Insurance Agency, Inc. ("Arrowhead"), a managing general agent.

         We entered into a five-year information technology services agreement with Tokio Marine Management, Inc. during April 2000. At the center of the information technology agreement is the internet enabled client/server technology developed by us.

         We believe we can successfully obtain new customers with existing books of business under long term contracts by purchasing such customers' processing facilities and employees. We also provide outsourcing through contracts with various subsidiaries of E.W. Blanch Holdings Company, Inc. There are approximately 13 other customers for which we currently perform outsourcing functions.

         We currently have approximately 40 software and software services customers.

         The Millers Companies and Clarendon National Insurance Company ("Clarendon") accounted for approximately 21% and 7%, respectively, of our total revenues in 2000, approximately 20% and 7%, respectively, in 1999 and approximately 30% and 13%, respectively, in 1998. Arrowhead accounted for approximately 30%, 22% and 3% of our total revenues in 2000, 1999 and 1998, respectively. Any loss of or material decrease in the business from any of these customers could have a material adverse effect on our business, financial condition, cash flows, and results of operations. Both Millers Companies and Clarendon have notified us that they intend to sell certain lines of business, discontinue certain services that we currently provide or transfer business to other companies. The Island Insurance Group ("Island Group") accounted for approximately 6% of our total revenues in 2000 and 1999. The Robert Plan Corporation ("Robert Plan") accounted for approximately 22% and 14% of our total revenue in 2000 and 1999, respectively. Due to the termination of both the Island Group and Robert Plan contracts, these revenues will not continue in the future.

Customer Support and Operations

         We provide both policy and claims administration outsourcing and technology services at our service centers in Fort Worth, Texas and San Diego, California. We maintain a customer service phone center for policyholders and agents 24 hours a day, seven days a week. We employ approximately 534 people in these service centers.

         We provide claims administration outsourcing services at our service centers in Sacramento, California; Portland, Oregon; Phoenix, Arizona; and Tampa, Florida. We employ approximately 79 people in these service centers.

         We provide technology services at our service centers in Sheboygan, Wisconsin and Columbia, South Carolina. We employ approximately 92 people in these service centers.

         We provide software services and outsourcing operations technical support at our facilities in Sheboygan, Wisconsin and Columbia, South Carolina. We employ approximately 59 people who provide software services and outsourcing operations technical support.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed upon for us by Jenkens & Gilchrist, a Professional Corporation.

                                     EXPERTS

         Our consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated by reference into this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         With respect to the unaudited interim financial information for the periods ended March 31, 2001 and 2000 and June 30, 2001 and 2000 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                       IF YOU WOULD LIKE MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference rooms, which are located at:

                  450 Fifth Street, N.W.
                  Washington, DC 20549
                  500 West Madison Street, Suite 1400
                  Chicago, IL 60661

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This information is also available online through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC's web site (http://www.sec.gov).

         Also, we will provide (free of charge) any of our documents filed with the SEC, as you reasonably may request. To get your free copies, please call or write to:

                  Patrick Grady
                  Chief Financial Officer
                  INSpire Insurance Solutions, Inc.
                  300 Burnett Street
                  Fort Worth, Texas 76102-2799
                  (817) 348-3900

         The SEC allows us to "incorporate by reference" the information we have filed with them, which means that we can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this prospectus. The documents incorporated by reference are:

         (1) Our Definitive Proxy Statement on schedule 14A filed ____________, 2001;

         (2) Our Quarterly Report on Form 10-Q for the period ended June 30, 2001 and our Quarterly Report on Form 10-Q for the period ended March 31, 2001;

         (3) Our Definitive Proxy Statement on Schedule 14A filed May 2, 2001;

         (4) Our Annual Report on Form 10-K for the year ended December 31,
2000;

         (5) The description of our common stock as contained in our Form 8-A filed August 21, 1997; and

         (6) Any filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 between the date of this prospectus and the expiration of the rights offering.

         As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

         You should rely only on the information in this prospectus or incorporated by reference. We have not authorized anyone to provide you with any different information.

         This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell nor is it seeking an offer to buy securities other than the shares of common stock to be issued pursuant to the rights offering. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

         No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in the jurisdiction.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses in connection with the issuance and distribution of the Securities, other than underwriting discounts and commissions, being registered are set forth in the following table (all amounts other than the Registration Fee and the Nasdaq National Market Listing Fee are estimated):

SEC Registration Fee............................................   $___________
Nasdaq National Market Listing Fee..............................   $___________
Subscription Agent Fees and Expenses............................   $___________
Information Agent Fees and Expenses.............................   $___________
Legal Fees and Expenses.........................................   $___________
Blue Sky Fees and Expenses......................................   $___________
Accounting Fees and Expenses....................................   $___________
Printing Expenses...............................................   $___________
Miscellaneous Costs.............................................   $___________
Total...........................................................   $___________

         All expenses in connection with the issuance and distribution of the securities being offered shall be borne by us.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 2.02-1 of the Texas Business Corporation Act, as amended, authorizes us to indemnify certain persons, including any person who was, is or is threatened to be made a named defendant or respondent in a threatened, pending, or completed action, suit or proceeding because the person is or was a director or officer, against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the threatened, pending, or completed action, suit or proceeding. The Company is required by Article 2.02-1 to indemnify a director or officer against reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with a threatened, pending, or completed action, suit or proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Article 2.02-1 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under the corporation's articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. In particular, our Restated Articles of Incorporation provide for the indemnification by INSpire Insurance Solutions of our officers and directors to the fullest extent permitted by the Texas Business Corporation Act. In addition, our Bylaws not only require that we indemnify any director or officer who has been wholly successful, on the merits or otherwise, in the defense of a proceeding, but also against reasonable expenses he incurs in connection with a proceeding if it is determined that the person (i) conducted himself in good faith, (ii) reasonably believed, in the case of conduct in his official capacity as our director or officer, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (iii), in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the director or officer is found liable to us or is found liable on the basis that personal benefit was improperly received, the indemnification shall be limited to reasonable expenses actually incurred in connection with the proceeding. Indemnification shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

       The Bylaws generally require determinations that the person to be indemnified has satisfied the prescribed conduct and belief standards, as determined by directors who are not themselves then named defendants or respondents in the proceeding, by a special legal counsel selected by the Board of Directors or a committee thereof, or by shareholders in a vote that excludes the shares held by directors and officers who are named defendants or respondents in the proceeding.

       The Bylaws further require us to pay or reimburse expenses incurred by a director or officer in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding. We must also advance reasonable expenses to a director or officer upon receipt of a good faith affirmation by him that he has met the standard of conduct necessary for indemnification and a written undertaking to repay such advances if it is ultimately determined that he has not met those requirements.

       The Bylaws permit us to indemnify and advance expenses to an officer, employee, or agent to such further extent as may be consistent with law, including persons serving another entity in various capacities at our request. The Bylaws also authorize us to purchase and maintain insurance or make other arrangements on behalf of directors, officers, employees, and agents against or in respect of liabilities.

       Any indemnification of or advance of expenses to a director under the Bylaws or any statute must be reported in writing to shareholders not later than the notice of the next shareholders' meeting or the next submission to shareholders of a consent to action without a meeting and, in any event, within the 12-month period immediately following the indemnification or advance.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER    DESCRIPTION

 5.1     Opinion of Jenkens & Gilchrist, a Professional Corporation*
15.1 Letter of Deloitte & Touche LLP Regarding Unaudited Interim Financial Information*
23.1     Consent of Jenkens & Gilchrist, a Professional Corporation (included in
         Exhibit 5.1)*
23.2     Consent of Deloitte & Touche LLP*
24.1     Power of Attorney (included on signature page)
99.1     Form of Subscription Certificate
99.2 Instructions for Use of INSpire Insurance Solutions, Inc. Subscription Certificates
99.3     Form of Notice of Guaranteed Delivery
99.4     Letter to Shareholders
99.5     Letter to Brokers
99.6     Letter to Clients of Nominee Holders
99.7     Form of Beneficial Owner Election Form
99.8     Form of Nominee Holder Certification
99.9     Subscription Agent Agreement*

* To be filed by amendment

ITEM 17.  UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, INSpire Insurance Solutions, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on this 9th day of October, 2001.



                                      INSpire Insurance Solutions, Inc.



                                       By: /s/ John F. Pergande
                                          -------------------------------------
                                          John F. Pergande,
                                          Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoints John F. Pergande and Patrick E. Grady, or either of them, his true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


/s/ John F. Pergande                                    Dated: October 9, 2001
-----------------------------------------------------         -----------------
John F.  Pergande,
Chairman and Chief Executive Officer (principal
executive officer)

/s/ Patrick E. Grady                                    Dated: October 9, 2001
-----------------------------------------------------         -----------------
Patrick E. Grady,
Chief Financial Officer (principal financial officer
and principal accounting officer)

/s/ R. Earl Cox, III                                    Dated: October 9, 2001
-----------------------------------------------------         -----------------
R. Earl Cox, III
Director


/s/ Harry E. Bartel                                     Dated: October 9, 2001
-----------------------------------------------------         -----------------
Harry E. Bartel,
Director


/s/ Daniel Berce                                        Dated: October 9, 2001
-----------------------------------------------------         -----------------
Daniel E. Berce,
Director


/s/ Gregory B. Kent                                     Dated: October 10, 2001
-----------------------------------------------------         -----------------
Gregory B. Kent,
Director


/s/ Thomas R. Slone                                     Dated: October 9, 2001
-----------------------------------------------------         -----------------
Thomas R. Slone
Director


                                                        Dated:
-----------------------------------------------------         -----------------
Jo Ann Howard,
Director

                                INDEX TO EXHIBITS


EXHIBIT           DESCRIPTION
  NO.

 5.1     Opinion of Jenkens & Gilchrist, a Professional Corporation*
15.1 Letter of Deloitte & Touche LLP Regarding Unaudited Interim Financial Information*
23.1     Consent of Jenkens & Gilchrist, a Professional Corporation (included in
         Exhibit 5.1)*
23.2     Consent of Deloitte & Touche LLP*
24.1     Power of Attorney (included on signature page)
99.1     Form of Subscription Certificate
99.2 Instructions for Use of INSpire Insurance Solutions, Inc. Subscription Certificates
99.3     Form of Notice of Guaranteed Delivery
99.4     Letter to Shareholders
99.5     Letter to Brokers
99.6     Letter to Clients of Nominee Holders
99.7     Form of Beneficial Owner Election Form
99.8     Form of Nominee Holder Certification
99.9     Subscription Agent Agreement*

* To be filed by amendment










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